EXHIBIT 4.1
                         Reebok International Ltd.
                     1987 Employee Stock Purchase Plan



Section 1.  Purpose of Plan

     This 1987 Employee Stock Purchase Plan (the "Plan") is intended to provide a method by which eligible employees of Reebok International Ltd. ("Reebok") and its participating subsidiaries (Reebok and such subsidiaries being hereinafter referred to as the "Company") may use voluntary, systematic payroll deductions to purchase shares of Reebok Common Stock ("Stock") and thereby acquire an interest in the future of the Company. For purposes of the Plan, a subsidiary is any corporation in which Reebok owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock and which has been designated by Reebok as a participating subsidiary.

Section 2.  Options to Purchase Stock

     Under the Plan, there is available an aggregate of not more than 2,000,000 shares of Stock (subject to adjustment as provided in Section 15) for sale pursuant to the exercise of options ("options") granted under the Plan to employees (within the meaning of Section 3401(c) of the Internal Revenue Code of 1986 (the "Code")) of the Company ("employees") who meet the eligibility requirements set forth in Section 3 hereof ("eligible employees"). The Stock to be delivered upon exercise of options under the Plan may be either shares of Reebok's authorized but unissued Stock or shares of reacquired Stock, as the Reebok Board of Directors (the "Board of Directors") shall determine.

Section 3.  Eligible Employees

     Except as otherwise provided below, each employee who has completed six months or more of continuous service in the employ of the Company shall be eligible to participate in the Plan.

     (a) Any employee who immediately after the grant of an option to him would (in accordance with the provisions of Sections 423 and 424(d) of the Code) own Stock possessing 5% or more of the total combined voting power or value of all classes of Stock of the employer corporation or of its parent or subsidiary corporations, as defined in Section 424 of the Code, shall not be eligible to receive an option to purchase stock pursuant to the Plan.

     (b) No employee shall be granted an option under the Plan which would permit his rights to purchase shares of stock under all employee stock purchase plans of the Company and any parent and subsidiary corporations to accrue at a rate which exceeds $25,000 in fair market value of such stock (determined at the time the option is granted) for each calendar year during which any such option granted to such employee is outstanding at any time, as provided in Sections 423 and 424 of the Code.

Section 4.  Method of Participation

     The period July 1, 1987 to December 31, 1987, and thereafter the periods January 1 to June 30 and July 1 to December 31 of each year shall be option periods. Each person who will be an eligible employee on the first day of any option period may elect to participate in the Plan by executing and delivering, at least 15 days prior to such day, a payroll deduction authorization in accordance with Section 5. Such employee shall thereby become a participant ("participant") on the first day of such option period and shall remain a participant until his participation is terminated as provided in the Plan.

Section 5.  Payroll Deduction

     The payroll deduction authorization shall request withholding at a rate of not less than 2% nor more than 10% from the participant's Compensation by means of substantially equal payroll deductions over the option period. For purposes of the Plan, "Compensation" shall mean all compensation paid to the participant by the Company and currently includible in his gross income, including bonuses, commissions and other amounts treated as "compensation" under Section 415(c) of the Code and the Regulations promulgated under Section 415 of the Code. A participant may change the withholding rate of his payroll deduction authorization by written notice delivered to the Company at least 15 days prior to the first day of the option period as to which the change is to be effective. All amounts withheld in accordance with a participant's payroll deduction authorization shall be credited to a withholding account for such participant.

Section 6.  Grant of Options

     Each person who is a participant on the first day of an option period shall as of such day be granted an option for such period. Such option shall be for the number of whole shares of Stock to be determined by dividing (a) the balance in the participant's withholding account on the last day of the option period, by (b) the purchase price per share of the Stock determined under Section 7. The Company shall reduce, on a substantially proportionate basis, the number of shares of Stock receivable by each participant upon exercise of his option for an option period in the event that the number of shares then available under the Plan is otherwise insufficient.

Section 7.  Purchase Price

     The purchase price of Stock issued pursuant to the exercise of an option shall be 85% of the fair market value of the Stock at (a) the time of grant of the option or (b) the time at which the option is deemed exercised, whichever is less. Fair market value shall mean the Closing Price of the Stock. The "Closing Price" of the Stock on any business day shall be the last sale price as reported on the principal market on which the Stock is traded or, if no last sale is reported, then the mean between the highest bid and lowest asked prices on that day. A good faith determination by the Board of Directors as to Fair Market Value shall be final and binding.

Section 8.  Exercise of Options

     If an employee is a participant in the Plan on the last business day of an option period, he shall be deemed to have exercised the option granted to him for that period. Upon such exercise, the Company shall apply the balance of the participant's withholding account to the purchase of the number of whole shares of Stock determined under Section 6 and as soon as practicable thereafter shall issue and deliver certificates for said shares to the participant. In no event, however, shall the amount applied from any participant for any option period exceed the amount that would be required to purchase under the option shares of Stock having a value (determined at the time the option was granted) of $12,500. No fractional shares shall be issued hereunder. Any balance of a participant's withholding account shall be returned to the participant, except that any such balance representing a fractional share shall be retained in the withholding account and applied to the next option period.

     Reebok shall not be obligated to deliver any shares of Stock
(a) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, and (b) if the outstanding Stock is at the time listed on any stock exchange, until the shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of issuance, and (c) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, Reebok may require, as a condition to exercise of the option, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

Section 9.  Interest

     No interest will be payable on withholding accounts.

Section 10.  Cancellation and Withdrawal

     A participant who holds an option under the Plan may at any time prior to exercise thereof under Section 8 cancel all (but not less than all) of his options by written notice delivered to the Company. Upon such cancellation, the balance in his withholding account shall be returned to him.

     A participant may terminate his payroll deduction authorization as of any date by written notice delivered to the Company and shall thereby cease to be a participant as of such date. Any participant who voluntarily terminates his payroll deduction authorization prior to the last business day of an option period shall be deemed to have cancelled his option.

Section 11.  Termination of Employment

     Upon the termination of a participant's service with the Company for any reason, he shall cease to be a participant, and any option held by him under the Plan shall be deemed cancelled, the balance of his withholding account shall be returned to him, and he shall have no further rights under the Plan.

Section 12.  Death of Participant

     A participant may file a written designation of beneficiary specifying who is to receive any stock and/or cash credited to the participant under the Plan in the event of the participant's death, which designation shall also provide for the election by the participant of either (i) cancellation of the participant's option upon his death, as provided in Section 10 or (ii) application as of the last day of the option period of the balance of the deceased participant's withholding account at the time of death to the exercise of his option, pursuant to Section 8 of the Plan. In the absence of a valid election otherwise, the death of a participant shall be deemed to effect a cancellation of his option. A designation of beneficiary and election may be changed by the participant at any time, by written notice. In the event of the death of a participant and receipt by the Company of proof of the identity and existence at the participant's death of a beneficiary validly designated by him under the Plan, the Company shall deliver such stock and/or cash to which the beneficiary is entitled under the Plan to such beneficiary. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such stock and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such stock and/or cash to the spouse or to any one or more dependents of a participant as the Company may determine. No beneficiary shall, prior to the death of the participant by whom he has been designated, acquire any interest in the stock or cash credited to the participant under the Plan.

Section 13.  Participant's Rights Not Transferable

     All participants granted options under the Plan shall have the same rights and privileges, and each participant's rights and privileges under any option granted under the Plan shall be exercisable during his lifetime only by him, and shall not be sold, pledged, assigned, or transferred in any manner. In the event any participant violates the terms of this Section, any options held by him may be terminated by the Company and upon return to the participant of the balance of his withholding account, all his rights under the Plan shall terminate.

Section 14.  Employment Rights

     Nothing contained in the provisions of the Plan shall be construed to give to any employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any employee at any time; nor shall it be construed to give the Company the right to require any employee to remain in its employ or to interfere with any employee's right to terminate his employment at any time.

Section 15.  Change in Capitalization

     In the event of any change in the outstanding Stock of Reebok by reason of a stock dividend, split-up, recapitalization, merger, consolidation, reorganization, or other capital change, the aggregate number and class of shares available under the Plan and the number and class of shares under option but not exercised, the option price, and the share limit provided for in
Section 6 shall be appropriately adjusted.

Section 16.  Administration of Plan

     The Plan shall be administered by the Stock Option and Compensation Committee of the Board of Directors of Reebok, which shall have the right to determine any questions which may arise regarding the interpretation and application of the provisions of the Plan and to make, administer, and interpret such rules and regulations as it shall deem necessary or advisable.

Section 17.  Amendment and Termination of Plan

     The Company reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable by vote of the Board of Directors; provided, however, that any amendment relating to the aggregate number of shares which may be issued under the Plan (other than an adjustment provided for in Section 15) or to the employees (or class of employees) to receive options under the Plan shall have no force or effect unless it shall have been approved by the shareholders within twelve months before or after its adoption.

     The Plan may be terminated at any time by the Board of Directors, but no such termination shall adversely affect the rights and privileges of holders of the outstanding options. The Plan will terminate in any case when all or substantially all of the Stock reserved for the purposes of the Plan has been purchased.

Section 18.  Approval of Shareholders

     The Plan shall be subject to the approval of the shareholders of Reebok, which approval shall be secured within twelve months after the date the Plan is adopted by the Board of Directors.

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